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BROOKDALE SENIOR LIVING INC.
(Name of Registrant as Specified in Its Charter)

LAND & BUILDINGS CAPITAL GROWTH FUND, LP L & B REAL ESTATE OPPORTUNITY FUND, LP LAND & BUILDINGS GP LP LAND & BUILDINGS INVESTMENT MANAGEMENT, LLC JONATHAN LITT JAMES F. FLAHERTY III
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Land & Buildings Investment Management, LLC, together with the other participants named herein (collectively, “Land & Buildings”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its director nominee at the 2019 annual meeting of stockholders (the “2019 Annual Meeting”) of Brookdale Senior Living Inc., a Delaware corporation (“Brookdale”).

Item 1: On September 19, 2019, Land & Buildings issued the following press release and letter to Brookdale stockholders:

Land & Buildings Issues Letter to Brookdale Stockholders

– Believes a Failure of Oversight and Track Record of Poor Decision-Making by the Board is Directly Responsible for Brookdale’s Material Share Price Underperformance and Inability to Reverse a Multi-Year Tide of Value Destruction –

– Brookdale’s Operations have Substantially Lagged Peers Under Current Board, Diminishing Credibility with Investors and Hurting Shareholder Value –

– Believes Governance Modifications Since Land & Buildings Involvement Have Been Reactionary and Fall Short of the Fundamental Change Required to Reverse Historical Underperformance –

– Views Addition of Experienced, Independent Perspective on the Board as Desperately Needed to Instill Accountability and Help Unlock Value for the Benefit of All Brookdale Stockholders –

– Urges Stockholders to Vote the BLUE Proxy Card to Elect Land & Buildings’ Highly Qualified Director Nominee, Jay Flaherty, to Serve as a Constructive Voice for Proactive Change –

Stamford, CT (September 19, 2019) – Land and Buildings Investment Management LLC (together with its affiliates, “Land & Buildings”) today issued the following open letter to stockholders of Brookdale Senior Living Inc. (NYSE: BKD) (“Brookdale” or the “Company”):

Dear Fellow Brookdale Stockholders:

For nearly three years, Land & Buildings has sought to work constructively with the Board of Directors (the “Board”) and management of Brookdale to help unlock the opportunities that we believe are available to drive substantial value for all stockholders. We have repeatedly given Brookdale the benefit of the doubt and have been willing to accept incremental change accompanied by repeated promises that a new day for stockholders was just over the horizon. However, we have reached a point where the facts are simply too overwhelming to ignore.

The current Board and management team have abjectly failed to reverse the Company’s track record of alarming operational underperformance and poor stockholder returns. We can no longer stand idly by while stockholder value is destroyed, and the Company continues to ignore the real issues facing Brookdale.

We believe that meaningful change is clearly – and urgently – needed. A necessary step towards achieving this change is by instilling accountability in the boardroom through the election of an additional experienced, independent perspective on the Board that has the skill sets required to help put this Company on a better path. That is why we have nominated a highly qualified director candidate, James (“Jay”) F. Flaherty III, for election to the Board at the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”). We believe Mr. Flaherty has the deep healthcare, real estate and operational experience necessary to help maximize value for all Brookdale stockholders and would bring the outside and independent perspective required to objectively and effectively oversee management’s execution of the operational turnaround it has promised.

We had also previously nominated Jon Litt, Founder & Chief Investment Officer of Land and Buildings, for election to the Board at the Annual Meeting. Subsequent to publicizing our nomination of two candidates (and in fact, just a few days following Brookdale’s “interviews” of our nominees), Brookdale announced the Company’s nomination of two new director candidates, Vicki Freed and Guy Sansone. Setting aside our disappointment with the Company’s decision to reject the path of reaching a constructive resolution with us by seriously considering the candidacies of our nominees, we undertook an evaluation of the Company’s proposed directors, together with an analysis of the current needs of Brookdale and stockholder concerns.

Based on stockholder feedback and our due diligence around the qualifications of the Company’s nominees, we made the decision to reduce our slate to one nominee – Jay Flaherty – who we believe is more qualified to serve as a director of Brookdale than Vicki Freed given Mr. Flaherty’s substantial industry experience and operational knowledge. While we are pleased to see the addition of two new candidates to the Company’s slate, we believe this refreshment still falls short of the change required to reverse Brookdale’s historical underperformance and that such change would not have occurred absent our public involvement. This is why we believe the addition of an experienced and independent director not selected by the current Board is required to instill accountability in the boardroom. Brookdale stockholders deserve directors who will be proactive and work tirelessly to enhance value, not ones who appear only committed to doing so in the face of stockholder pressure.

The Company has attempted to mislead investors by claiming that our one independent nominee Mr. Flaherty would focus only on Land & Buildings’ “financial engineering plan.” This is simply not true and conveniently ignores Mr. Flaherty’s multiple skill sets and track record of collaborative success. It also completely ignores the fact that Mr. Flaherty is fully independent of Land & Buildings and erroneously assumes that he does not understand the duties of being a public company director (despite his prior experience and track record). Contrary to Brookdale’s misleading claims, Mr. Flaherty does not have any pre-set agenda and, if elected to the Board, he will act in accordance with his fiduciary duties on all matters that come before the Board, including through the exploration of all strategic opportunities available to Brookdale.

In reality, this contest is a referendum on the Company’s historical underperformance and whether the directors in place today are best equipped to reverse this trend and properly evaluate the range of strategic and operational opportunities available to maximize value for all Brookdale stockholders. We believe the answer is a resounding NO. The status quo is simply no longer tenable.

A Sustained Pattern of Strategic and Governance Failures

In our view, when considering the credibility and troubling track record of this Board, the numerous value maximizing and stockholder-friendly options that Brookdale has refused to act on or implement speaks volumes, including their apparent refusal to:

×	Immediately de-stagger the Board;
×	Allow stockholders to call a special meeting;
×	Hold annual meetings on a regularly scheduled basis during the first half of the calendar year as the vast majority of public companies do;
×	Sell owned real estate as long as shares trade at a material discount to net asset value (NAV);
×	Hire third-party operators to manage underperforming owned real estate;
×	Monetize ancillary services; and
×	Evaluate a sale of the Company, since the majority of leases were restructured.

Recent steps taken by the Company to enhance governance have, in our view, been reactionary and in direct response to our criticisms as well as our earlier director nominations, including an accelerated de-staggering of the Board (which the Company initially resisted and continues to fall short of our expectations) and two recent resignations by long-tenured Brookdale directors.

Rather than immediately de-stagger the Board and have all directors elected to one-year terms in 2018, the Board initially chose the most stockholder-unfriendly plan to de-stagger the Board, such that the Board would not be fully de-staggered until 2021. The Board also continues to choose not to allow stockholders to call a special meeting. Further, the Board chose not to release potential acquirers of the Company from standstill agreements they signed during the strategic review process.

Abysmal Total Shareholder Returns

Brookdale’s Total Shareholder Returns (“TSR”) have consistently underperformed relative to Proxy Peers,1 Healthcare REIT peers, and the broad market2 over the trailing 10-year, 5-year, 3-year, and 1-year time periods.3 Given the operational underperformance of the Company, this is not surprising.

Total Shareholder Returns	Trailing 10 Years	Trailing 5 Years	Trailing 3 Years	Trailing 1 Year
Brookdale Senior Living	-16%	-77%	-51%	-18%
BKD Underperformance vs. Proxy Peer Average	-521%	-152%	-93%	-24%
BKD Underperformance vs. Healthcare REIT Average	-314%	-129%	-72%	-53%
BKD Underperformance vs. S&P 500	-327%	-144%	-102%	-30%

In 2019, Brookdale’s stock plumbed new lows, trading below $6 per share for the first time since the financial crisis. While the Company will claim it is on the right track and in the midst of a turnaround, these persistent failures give us little hope that things will be different this time. A departure from the status quo and new solutions are clearly required to drive performance and execute upon the opportunities that we believe are available to maximize value for the benefit of all Brookdale stockholders.

Substantial Operational Underperformance

We believe Brookdale’s history of stark operational underperformance, lost credibility, and poor capital allocation and balance sheet management have contributed to the Company’s unacceptable TSR underperformance compared to its peers.

Importantly, this sustained underperformance does not appear to be an aberration or a trend that can be blamed on external market conditions. In our view, it is the result of consistently poor decision-making and a failure of oversight that we believe is symptomatic of an under-qualified and out of touch Board.

In recent years, the Company has underperformed its Healthcare REIT peers’4 senior housing operating portfolios (“SHOP”) on nearly all relevant metrics, including:

•	Same-store net operating income (“NOI”) growth;
•	Same-store occupancy; and
•	Same-store RevPOR (“rate”) growth.

1 As defined in the Company’s preliminary proxy statement filed August 28, 2019.

2 As defined as the S&P 500.

3 As measured through July 3, 2019, the last trading day before the Company’s public disclosure of Land & Buildings’ director nomination.

4 As defined as HCP, Ventas and Welltower, the three healthcare REITs with large senior housing operating portfolios.

Brookdale’s operations have significantly trailed the senior housing operating portfolios of its Healthcare REIT peers, leading to same-store NOI growth underperformance of -18% on a compound basis from 2016 through 1Q19. Had the Company simply performed in-line with the Healthcare REIT peers, our estimated NAV for Brookdale would be more than 50% higher. This upside potential is substantial, and we believe further change is needed at the Company to ensure it is recaptured, including a new director that has the experience and expertise necessary to identify and execute on the right solutions to help reverse this trend of underperformance.

We believe the Company’s historical operational underperformance is clearly displayed by its consistent lower level of same-store senior housing occupancy relative to the Healthcare REIT SHOP portfolios. Quarter-by-quarter, Brookdale has experienced lower occupancy than the Healthcare REIT peer average and has failed to close the gap in any meaningful way. The Company has stated that a 1% increase in occupancy is $20 million in additional operating margin.5

5 Source: Brookdale August 5, 2019 Investor Presentation.

Brookdale’s lower levels of occupancy have not been compensated for with stronger rate growth (“revenue per occupied room”). The Company has materially underperformed the Healthcare REIT peers. The Company has stated that a 1% increase in rate above expense inflation is $25 million in additional operating margin.6 The upside opportunity is once again extraordinary given the approximate 1% annualized underperformance since 2016.

A Lack of Credibility: Consistently Missing and Lowering Guidance

Brookdale has a long history of issuing guidance below investor expectations and then failing to meet the Company’s own forecasts. Unfortunately, this trend has continued in 2018 and 2019. For example:

•	2015 Cash from Facility Operations (“CFFO”) per share, a now abandoned metric, came in over 10% below the midpoint of initial guidance;
•	2016 Adjusted EBITDA came in over 6% below the midpoint of initial guidance;
•	2017 Adjusted EBITDA came in about 4% below the midpoint of initial guidance;
•	2018 Adjusted EBITDA came in about 4% below the midpoint of initial guidance; and
•	2019 Adjusted EBITDA guidance was issued 18% below consensus expectations.

In fact, Brookdale has seen consensus EBITDA estimates7 decline by an average of 35% annually from 2016 to 2019.

Poor Capital Allocation and Balance Sheet Management

Brookdale is the largest operator in the U.S. senior housing sector, with more than double the units under management of any other senior housing operator. Unfortunately, numerous acquisitions over the past decades have led to scale, but not value creation. In fact, Brookdale’s current share price is less than half of its $19 IPO in August 2005.

This poor capital allocation acumen was highlighted by Brookdale’s 2014 acquisition of Emeritus Corp. (“Emeritus”), its closest competitor, near the peak of the last senior housing upcycle. Through the Emeritus merger, Brookdale bulked up, added leverage and promised a host of synergies and revenue opportunities that never materialized as integration issues plagued the Company. Additionally, the transaction saddled stockholders with a whole new portfolio of leased assets that have negatively impacted cash flow and have been a significant impediment to various strategic options.

6 Source: Brookdale August 5, 2019 Investor Presentation.

7 Source: Bloomberg; Consensus EBITDA estimates captures entire timeframe Bloomberg has consistent data.

The day the Emeritus merger closed the share price was $34.65 per share. Today, Brookdale trades at approximately $8 per share.8

The Company’s misguided dual commitment to growth and reluctance to shrink has allowed Brookdale to operate at elevated leverage levels for far too long. Brookdale has and continues to operate with a higher percentage of debt than its Healthcare REIT peers, and the Company has articulated no clear plan to lower leverage in the near-term, which is at 7.0x vs. 5.5x for its Healthcare REIT peers.9

The small amount of proceeds from asset sales in recent months are being reinvested into the Company instead of being used to pay down debt or sent back to stockholders. Brookdale has not paid a dividend to stockholders since 2008 while its Healthcare REIT peers have paid meaningful dividends, consistently increasing them, and today yield nearly 5% on an annualized basis.

The Way Forward – Vote BLUE for Accountability and an Alternative to the Dismal Status Quo

Now is the time to instill accountability and implement real change at Brookdale in order to reverse the Company’s historical underperformance. It seems quite clear to us that the Company’s current path does not adequately address the range of strategic and operational opportunities available to the Company.

Land & Buildings’ candidate for election to the Board at the Annual Meeting, Jay Flaherty, possesses the deep healthcare, real estate and operational experience necessary to help properly evaluate the best ways to maximize value for all Brookdale stockholders and effectively oversee its operational turnaround. Importantly, he is fully independent of Land & Buildings and the suggestion that he would enter the boardroom beholden to any single plan of action or strategy is simply untrue and falsely suggests that he doesn’t understand his duties as a public company director.

Do not let the Company distract you from the real issues facing Brookdale. This contest is not about Land & Buildings – it’s about making sure the right directors are in place to help reverse Brookdale’s trend of substantial underperformance and put the Company on a better path. We believe Mr. Flaherty has the right skill sets and experience to instill much needed accountability in the boardroom and to properly evaluate the range of strategic and operational opportunities available to maximize value, as evidenced by his biography below.

8 On August 30, 2019, Brookdale’s closing price was $8.18.

9 Based on first quarter 2019 disclosures; HCP is Net Debt / Adjusted EBITDA, Ventas is Net Debt / Adjusted Pro Forma EBITDA, Welltower is Net Debt / Adjusted EBITDA, and Brookdale is Adjusted Net Debt / Adjusted EBITDAR.

Mr. Flaherty is the Managing Partner of Corby 2.0, LLC, an investment firm focused on a variety of healthcare and healthcare real estate transactions, which he founded in December 2017. Prior to founding Corby 2.0, Mr. Flaherty served as the Chief Executive Officer and President of NorthStar Healthcare Income, Inc. (“NorthStar Healthcare Income”), a publicly registered, non-traded real estate investment trust sponsored by NorthStar Asset Management Group Inc. (NYSE: NSAM), from January 2014 to November 2014. During this time, he was responsible for the directional strategy of NorthStar Healthcare Income’s healthcare real estate business. Mr. Flaherty previously served as Chairman and Chief Executive Officer of HCP, Inc. (NYSE: HCP) (“HCP”), a REIT, from 2003 to 2013. During his tenure at HCP, Mr. Flaherty grew HCP’s equity market capitalization tenfold, from approximately $2 billion in 2003 to over $20 billion in 2013, becoming the third largest REIT in the United States, the first healthcare REIT selected to the S&P 500 and the only REIT in the world selected to the S&P 500 “Dividend Aristocrats” Index.

The bottom-line is that change is desperately needed at Brookdale. That is why we are asking you, our fellow stockholders, to vote on the BLUE proxy card TODAY for the election of our highly-qualified nominee, Jay Flaherty, at the Annual Meeting.

Should you have any questions or need assistance with voting, please contact D.F. King & Co., Inc. at (800) 714-3312 or (212) 269-5550 or by email at bkd@dfking.com

PROTECT YOUR INVESTMENT. PLEASE SIGN, DATE, AND MAIL THE BLUE PROXY CARD TODAY!

Sincerely,

Jonathan Litt

Founder & Chief Investment Officer

Land & Buildings

Media Contacts:
Sloane & Company
Dan Zacchei / Joe Germani, 212-486-9500
Dzacchei@sloanepr.com
JGermani@sloanepr.com

Investor Contact:

D.F. King & Co., Inc.

Edward McCarthy

212-269-5550

emccarthy@dfking.com

Item 2: On September 19, 2019, Land & Buildings launched a website to communicate with Brookdale stockholders. The website address is FixBrookdale.com. The following materials were posted by the Land & Buildings to FixBrookdale.com.

FIX BROOKDALE

Meaningful change is clearly – and urgently – needed

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FIX BROOKDALE

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